3Q 2004 EARNINGS

For Immediate Release

[LOGO]

Contact:                 Chris Neff
435-645-8898
cneff@nicusa.com

NIC Reports Third Quarter Net Income of $1.9 Million
as
Operating Income Increases 63 Percent

OLATHE, Kan. – October 28, 2004 – NIC Inc. (Nasdaq: EGOV) today reported net income of $1.9 million and earnings per share of three cents on total revenues of $13.4 million for the three months ended September 30, 2004.  In the prior year quarter, the Company posted net income of $1.1 million and earnings per share of two cents on total revenues of $12.9 million.  The core outsourced portal business continued to deliver strong results, which drove a 63 percent increase in NIC’s operating income during the quarter.  Operating income was $3.0 million in the third quarter, compared to $1.9 million a year ago and $3.2 million in second quarter 2004.

Operating Highlights Three months ended September 30 (thousands)

	2004	2003	Change

Portal Revenues	$ 11,878	$ 9,942	19%
Portal Cost of Revenues	6,266	5,416	16%

Portal Gross Profit	$ 5,612	$ 4,526	24%

Operating Income	$ 3,028	$ 1,858	63%
Operating Income Margin %	23%	14%
Net Income	$ 1,949	$ 1,083	80%

Portal revenues were $11.9 million, a 19 percent increase over the prior year quarter.  On a same state basis, portal revenues grew 17 percent in the third quarter, compared to a six percent increase during the same period a year ago.  NIC’s Uniform Commercial Code filing, professional license renewal, and court record search applications performed well in the third quarter, helping same state revenues from non-driver record exchange (non-DMV) services to rise 37 percent.  During the same period, same state DMV revenues rose 12 percent over third quarter 2003 due primarily to previously announced fee increases in two states.

“NIC’s portal business continues to deliver strong organic growth, which further demonstrates the strength of our self-funded eGovernment portal solution,” said Jeff Fraser, Chief Executive Officer of NIC.

The portal business launched 73 new non-DMV revenue-generating services in the third quarter.  “A major component of our long-term growth strategy is revenue diversification, and NIC has a record 163 non-DMV fee-based services in the development pipeline,” said Harry Herington, NIC’s Chief Operating Officer.

In line with expectations, third quarter revenues for the software and services business were $1.5 million, down 47 percent from the prior year quarter.  Gross profit in the software and services business was $0.8 million for the quarter and was positively affected by a $0.4 million reduction in loss reserves related to legacy business filing contracts in Arkansas and Oklahoma.

Selling and administrative expenses for the third quarter were $3.1 million, or 23 percent of revenue, compared to $2.9 million, or 22 percent of revenue, in the prior year quarter.  “We have a lean operating structure and are able to generate significant operating leverage by effectively managing our overhead costs,” said Eric Bur, NIC’s Chief Financial Officer.

NIC ended the second quarter with $30.3 million in cash and equivalents, up $3.6 million from June 30, 2004.  During the same period, net working capital grew by $3.7 million to $34.5 million.

Third Quarter Operating Highlights
During the third quarter, Oklahoma (www.Oklahoma.gov) signed a new self-funded contract for up to five years and Idaho (http://Idaho.gov) signed a two-year extension for portal management services.  Several NIC partners were also recognized in two major eGovernment surveys.  For the second consecutive year, NIC’s state partners swept the top three spots in the Best of the Web competition, with Maine (www.Maine.gov) earning first place, Indiana (www.IN.gov) finishing second, and Virginia (www.Virginia.gov) placing third.  In addition, four other partner states were 2004 Best of the Web top 10 finishers:  Alabama (www.Alabama.gov), Kentucky (www.Kentucky.gov), Nebraska (www.Nebraska.gov), and Tennessee (www.Tennessee.gov).

Four NIC partners were also top 10 finalists in Brown University’s 2004 eGovernment survey.  Tennessee, Maine, and Utah (www.Utah.gov) swept the top three positions, respectively, and Indiana was ranked seventh.

“We thank our partners in Oklahoma and Idaho for continuing to put their trust in NIC, and we congratulate all of our award-winning state partners,” concluded Fraser.

Fourth Quarter 2004 Outlook
For fourth quarter 2004, NIC expects total revenues of $12.2 - $12.6 million, portal revenues of $11.2 - $11.4 million, and software and services revenues of $1.0 - $1.2 million. The Company also anticipates operating income between $2.0 - $2.2 million and net income of $1.2 - $1.4 million, or $0.02 per share.  Fourth quarter 2004 guidance does not include new contracts and reflects normal seasonality, which has historically resulted in a 5-10 percent decrease in portal DMV revenues.

For full-year 2004, NIC reaffirms its previous guidance:  Total revenues of $54.4 - $55.3 million, operating income of $11.0 - $11.3 million (a 50 percent increase over 2003), and net income of $6.5 - $6.8 million, or $0.11 per share.

Third Quarter Earnings Call and Webcast Details
Dial-In Information
Thursday, October 28, 2004
9:00 a.m. (EDT)
Call bridge:     1-800-218-0204
Call leaders:    Jeff Fraser, Chief Executive Officer
                        Harry Herington, Chief Operating Officer
                        Eric Bur, Chief Financial Officer

A replay of the call will be available until 11:00 p.m. (EST) on November 4 by dialing 1-800-405-2236 and using passcode 11012158.

Webcast Information
Thursday, October 28, 2004
9:00 a.m. (EDT)
To sign in and listen:  The Webcast system is available at www.nicusa.com/investor.

Some users may need to refresh their browsers to view the Webcast information.  A replay of the Webcast will be available until 5:00 p.m. (EST) on January 28, 2005, by visiting www.nicusa.com/investor.

About NIC
NIC manages more eGovernment services than any provider in the world.  The company is helping governments communicate more effectively with citizens and businesses by putting essential services online.  NIC provides eGovernment solutions for 1,500 state and local agencies that serve more than 51 million people in the United States.  Additional company information is available at www.nicusa.com.

The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2003 Annual Report on Form 10-K filed on March 12, 2004, with the Securities and Exchange Commission.

(financial tables follow)

NIC Inc. FINANCIAL SUMMARY (UNAUDITED) Thousands except for per share amounts

	Three months ended September 30,			Nine months ended September 30,
	2004		2003	2004	2003

Revenues:
Portal revenues	$11,878		$9,942	$36,363	$29,881
Software & services revenues	1,549		2,931	5,821	8,417

Total revenues	13,427		12,873	42,184	38,298

Cost of revenues:
Cost of portal revenues, exclusive of depreciation & amortization	6,266		5,416	18,308	15,781
Cost of software & services revenues, exclusive of depreciation & amortization	720		2,276	4,449	6,662
Selling & administrative	3,052		2,852	9,229	8,910
Depreciation & amortization	361		471	1,130	1,413

Total operating expenses	10,399		11,015	33,116	32,766

Operating income	3,028		1,858	9,068	5,532

Other income (expense):
Interest income	31		21	75	80
Interest expense	(2)		(6)	(11)	(15)
Equity in net loss of affiliates	-		(41)	(109)	161
Other income (expense), net	14		(12)	14	(11)

Total other income (expense)	43		(38)	(31)	215

Income before income taxes	3,071		1,820	9,037	5,747
Income tax provision	1,122		737	3,660	2,319

Net income	$1,949		$1,083	$5,377	$3,428

Basic earnings per share:	$0.03		$0.02	$0.09	$0.06

Diluted earnings per share:	$0.03		$0.02	$0.09	$0.06

Weighted average shares outstanding:
Basic	59,065		58,357	58,894	58,242

Diluted	60,952		59,402	60,952	58,742

Key Financial Metrics:

Revenue growth – outsourced portals	19%		12%	22%	13%
Same state revenue growth – outsourced portals	17%		6%	19%	5%
Revenue growth – software & services	(47%	)	4%	(31% )	(19% )
Gross profit percentage – outsourced portals	47%		46%	50%	47%
Gross profit percentage – software & services	54%		22%	24%	21%
Selling & administrative costs as a percentage of revenue	23%		22%	22%	23%
Operating income margin percentage	23%		14%	21%	14%

Portal Revenue Analysis (thousands)
DMV transaction-based	$7,586		$6,253	$23,114	$18,471
Non-DMV transaction-based	3,551		2,676	10,491	7,937
Portal management	78		300	282	899
Software development	663		713	2,476	2,574

Total	$11,878		$9,942	$36,363	$29,881

NIC Inc. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except for share amounts

	September 30,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$27,257	$13,540
Cash and cash equivalents – restricted	3,000	5,363
Marketable securities	-	249
Trade accounts receivable	18,741	17,871
Deferred income taxes	-	181
Prepaid expenses	1,070	698
Other current assets	4,987	8,845

Total current assets	55,055	46,747

Property and equipment, net	2,799	2,992
Deferred income taxes	32,723	35,169
Other assets	261	110
Investments in affiliates	-	644
Intangible assets, net	31	77

Total assets	$90,869	85,739

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,337	$16,345
Accrued expenses	6,077	5,245
Note payable – current portion	-	156
Application development contracts	-	465
Other current liabilities	115	158

Total current liabilities	20,529	22,369

Note payable – long-term portion	-	207

Total liabilities	20,529	22,576

Commitments and contingencies	-	-

Shareholders’ equity:
Common stock, no par, 200,000,000 shares authorized 59,241,741 and 58,715,672 shares issued and outstanding	-	-
Additional paid-in capital	200,729	198,929
Accumulated deficit	(130,184)	(135,561)

	70,545	63,368
Less treasury stock	(205)	(205)

Total shareholders’ equity	70,340	63,163

Total liabilities and shareholders’ equity	$90,869	$85,739

NIC Inc. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Cash flows from operating activities:
Net income	$1,949	$1,083	$5,377	$3,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	361	471	1,130	1,413
Loss on disposal of property & equipment	-	12	-	12
Application development contracts	(446)	(264)	(465)	(996)
Deferred income taxes	1,342	628	3,889	2,089
Deferred income tax benefit relating to stock options	(460)	-	(631)	-
Equity in net loss of affiliates	-	41	109	(161)

Changes in operating assets and liabilities
(Increase) decrease in trade accounts receivable	1,815	(567)	(870)	(2,803)
Decrease in prepaid expenses	(309)	(343)	(276)	(46)
(Increase) decrease in other current assets	(97)	(1,198)	3,933	(4,518)
Decrease in other assets	7	7	9	21
Increase (decrease) in accounts payable	(538)	(960)	(2,008)	554
Increase (decrease) in accrued expenses	(482)	1,225	949	1,959
Increase (decrease) in other current liabilities	(28)	308	(43)	(89)

Net cash provided by operating activities	3,114	443	11,103	863

Cash flows from investing activities:
Purchases of property and equipment	(132)	(453)	(987)	(1,075)
Maturities of marketable securities	-	-	250	-
Proceeds from sale of affiliate	-	-	300	-

Net cash used in investing activities	(132)	(453)	(437)	(1,075)

Cash flows from financing activities:
Cash and cash equivalents – restricted	2,286	36	2,363	899
Payments on note payable	(286)	(36)	(363)	(132)
Proceeds from exercise of employee stock options	835	396	1,051	529

Net cash provided by financing activities	2,835	396	3,051	1,296

Net increase in cash and cash equivalents	5,817	386	13,717	1,084
Cash and cash equivalents, beginning of period	21,440	10,257	13,540	9,559

Cash and cash equivalents, end of period	$27,257	$10,643	$27,257	$10,643